INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-23271 on Form N-4 of The Prudential Discovery Select Group Variable Contract Account of The Prudential Insurance Company of America of our report dated March 1, 1996, except for Note 1A as to which the date is March 10, 1997, relating to the statutory financial statements of The Prudential Insurance Company of America in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to us under the heading "Experts," also appearing in the Statement of Additional Information.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey
June 23, 1997